Exhibit 99.1

AGREEMENT

     The undersigned reporting persons hereby agree that the statements filed pursuant to this Schedule 13D, to which this Agreement is filed as an exhibit, are filed on behalf of each of them.

Date: January 24, 2005	GOFF MOORE STRATEGIC PARTNERS, L.P.

	By:	GMSP Operating Partners, L.P.
	Its:	General Partner

		By:	GMSP, L.L.C.
		Its:	General Partner

			By:	/s/ John C. Goff

			Name:	John C. Goff
			Title:	Managing Principal
Date: January 24, 2005
/s/ John C. Goff

John C. Goff